Exhibit 9.2
Global Energy Acquisition Group, L.L.C.
5000 Legacy Drive
Suite 470
Plano, Texas 75024
CND, L.L.C
Attention: Jim Majewski
One Cherokee Circle
P.O. Box 860
Stilwell, Oklahoma 74960

Re:	Voting Trust Agreement
Dear Jim:
     Global Energy Acquisition Group, L.L.C. (“GEAG”) hereby resigns as Trustee of the Voting Trust Agreement, dated January 30, 2004 by and among Global Energy Group, Inc. (“GEG”), GEAG, Quest Capital Alliance, L.L.C. (“Quest”) , Robert J. Smith (“Smith”) , Joseph H. Richardson, and Peter E. Toomey (the “Trust”). This resignation is effective as of the Closing (as defined therein) of the Securities Purchase Agreement, dated effective July 1, 2005, by and among GEG, CND, L.L.C., Global Energy Distribution Group, L.L.C., Recap Group, L.L.C., Cazatur Group, L.L.C., Allen Wheeler, Smith and Quest. This letter of resignation is provided to CND, as the newly appointed Trustee of the Trust.

GLOBAL ENERGY ACQUISITION GROUP, L.L.C., an Oklahoma limited liability company
By:	/s/ David Webb
David Webb, Manager

STATE OF OKLAHOMA	)
	)	ss:
COUNTY OF	)

     The foregoing instrument was acknowledged before me this 1st day of July, 2005, signed by David Webb, manager of Global Energy Acquisition Group, L.L.C.

Notary Public

My Commission Expires:

(Seal)